Form N-SAR, Sub-Item 77C
Submission of matters to a vote of
security holders

Nuveen Insured Florida Premium
Income Municipal Fund
33-51152
811-7120

A special meeting of the shareholders
of the Nuveen Insured Florida
Premium Income Municipal Fund was
held on July 26, 2005.

The purpose of the meeting was to
approve
a new Investment Management
Agreement:

The number of shares voted in the
affirmative:
13,297,551 and
the number of negative votes:
109,207

Proxy materials are herein
incorporated by reference
to the SEC filing on June 20, 2005,
under
Conformed Submission Type DEF
14A, accession
number 0000950137-05-007537.